Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-217213 of Five Point Holdings, LLC on Form S-11 of our report dated March 22, 2016 (December 21, 2016 as to the disclosure of the Contribution and Sale Agreement and the Separation Agreement in Note 1 and April 7, 2017 as to the effects of the reverse unit split in Note 7) related to the consolidated financial statements of The Shipyard Communities, LLC and subsidiaries as of and for the years ended December 31, 2015 and 2014, appearing in the prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

San Francisco, California

May 8, 2017